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                                                                       EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                PHOTRONICS, INC.

                              AL ACQUISITION CORP.

                                       AND

                         ALIGN-RITE INTERNATIONAL, INC.

                         DATED AS OF SEPTEMBER 15, 1999













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                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
                                    ARTICLE I

                                   THE MERGER
SECTION 1.1       The Merger.....................................................................................2
SECTION 1.2       Closing........................................................................................2
SECTION 1.3       Effective Time.................................................................................2
SECTION 1.4       Effects of the Merger..........................................................................2
SECTION 1.5       Articles of Incorporation and By Laws of the Surviving Corporation.............................2
SECTION 1.6       Directors......................................................................................2
SECTION 1.7       Officers.......................................................................................2

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1       Capital Stock of Merger Sub....................................................................3
SECTION 2.2       Cancellation of Parent Owned Stock.............................................................3
SECTION 2.3       Conversion of Company Common Stock.............................................................3
SECTION 2.4       Exchange of Certificates.......................................................................4
SECTION 2.5       Dissenters' Rights.............................................................................6
SECTION 2.6       Stock Transfer Books...........................................................................7

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1       Organization, Qualification, Etc...............................................................7
SECTION 3.2       Capital Stock..................................................................................8
SECTION 3.3       Corporate Authority Relative to this Agreement.  No Violation..................................8
SECTION 3.4       Reports and Financial Statements...............................................................9
SECTION 3.5       No Undisclosed Liabilities....................................................................10
SECTION 3.6       No Violation of Law...........................................................................10
SECTION 3.7       Environmental Laws and Regulations............................................................10
SECTION 3.8       Employees; No Undisclosed Employee Benefit Plan Liabilities or Severance
                  Arrangements..................................................................................11
SECTION 3.9       Absence of Certain Changes or Events..........................................................12
SECTION 3.10      Investigations; Litigation....................................................................12
SECTION 3.11      Joint Proxy Statement; Registration Statement; Other Information..............................12
SECTION 3.12      Accounting and Tax Matters....................................................................13
SECTION 3.13      Taxes.........................................................................................13
SECTION 3.14      Opinion of Financial Advisor..................................................................14
SECTION 3.15      Required Vote of the Company Shareholders.....................................................14
SECTION 3.16      Insurance.....................................................................................14
SECTION 3.17      Property......................................................................................15
SECTION 3.18      Personnel; Labor Relations....................................................................15

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
SECTION 3.19      Intellectual Property.........................................................................16
SECTION 3.20      Material Contracts............................................................................16
SECTION 3.21      Suppliers and Customers.......................................................................17
SECTION 3.22      Year 2000 Matters.............................................................................17

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.1       Organization, Qualification, Etc..............................................................17
SECTION 4.2       Capital Stock.................................................................................18
SECTION 4.3       Corporate Authority Relative to this Agreement. No Violation..................................18
SECTION 4.4       Reports and Financial Statements..............................................................19
SECTION 4.5       No Undisclosed Liabilities....................................................................20
SECTION 4.6       No Violation of Law...........................................................................20
SECTION 4.7       Environmental Laws and Regulations............................................................20
SECTION 4.8       No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements....................20
SECTION 4.9       Absence of Certain Changes or Events..........................................................21
SECTION 4.10      Investigations; Litigation....................................................................21
SECTION 4.11      Joint Proxy Statement; Registration Statement; Other Information..............................21
SECTION 4.12      Accounting and Tax Matters....................................................................21
SECTION 4.13      Tax Matters...................................................................................22
SECTION 4.14      Vote of Parent Shareholders...................................................................22
SECTION 4.15      Opinion of Financial Advisor..................................................................23
SECTION 4.16      Material Contracts............................................................................23

                                    ARTICLE V

                                    COVENANTS

SECTION 5.1       Conduct of Business by the Company or Parent..................................................23
SECTION 5.2       Proxy Material; Registration Statement........................................................26
SECTION 5.3       Shareholders' Meeting.........................................................................26
SECTION 5.4       Approvals and Consents; Cooperation...........................................................26
SECTION 5.5       Access to Information; Confidentiality........................................................27
SECTION 5.6       Affiliates....................................................................................28
SECTION 5.7       Rights Under Stock Plans......................................................................28
SECTION 5.8       Filings; Other Action.........................................................................29
SECTION 5.9       Further Assurances............................................................................29
SECTION 5.10      Company Acquisition Proposals.................................................................29
SECTION 5.11      Director and Officer Liability................................................................30
SECTION 5.12      Accountants' "Comfort" Letters................................................................31
SECTION 5.13      Additional Reports............................................................................31
SECTION 5.14      Tax Treatment; Plan of Reorganization.........................................................32
SECTION 5.15      Public Announcements..........................................................................32
SECTION 5.16      Employee Plans and Benefits...................................................................32
SECTION 5.17      Sale of Shares by Parent......................................................................33

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

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
SECTION 6.1       Conditions to the Obligations of Each Party...................................................33
SECTION 6.2       Conditions to the Obligations of Parent and Merger Sub........................................34
SECTION 6.3       Conditions to the Obligations of the Company..................................................34

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1       Termination...................................................................................35
SECTION 7.2       Effect of Termination.........................................................................36
SECTION 7.3       Amendment.....................................................................................37
SECTION 7.4       Extension; Waiver.............................................................................37
SECTION 7.5       Termination Fee...............................................................................37

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1       Nonsurvival of Representations................................................................37
SECTION 8.2       Notices.......................................................................................38
SECTION 8.3       Definitions...................................................................................38
SECTION 8.4       Counterparts..................................................................................41
SECTION 8.5       Entire Agreement, No Third-Party Beneficiaries................................................41
SECTION 8.6       Assignment....................................................................................42
SECTION 8.7       Governing Law.................................................................................42
SECTION 8.8       Enforcement...................................................................................42
SECTION 8.9       Severability..................................................................................42
SECTION 8.10      Interpretation................................................................................42
SECTION 8.11      Finders or Brokers............................................................................42

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     This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 1999, is entered into by and among PHOTRONICS, INC., a Connecticut corporation ("Parent"), AL ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ALIGN-RITE INTERNATIONAL, INC., a California corporation (the "Company").


                                   WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and Parent as the sole shareholder of Merger Sub have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, the "Agreement");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than Dissenting Shares (as defined in Section 2.5) and shares owned directly or indirectly by Parent, Merger Sub or by the Company, will be converted into shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") in accordance with the provisions of Article II of this Agreement;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the "Voting Shareholders") are entering into a voting agreement dated as of the date of this Agreement (the "Voting Agreement") pursuant to which such shareholder agrees to vote his shares of Company Common Stock in favor of the proposal to approve and adopt the Merger and this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code;

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL.

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date") at such place as the parties may mutually agree.

     SECTION 1.3 Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of California this Agreement and a duly executed officers' certificate by each of the Company and Merger Sub in accordance with the CGCL and shall make all other filings or recordings, and take such other and further action as may be required under the CGCL. The Merger shall become effective upon the filing of this Agreement and such officers' certificates (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the CGCL.

     SECTION 1.5 Articles of Incorporation and By Laws of the Surviving Corporation.

          (a) The Amended and Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Amended and Restated Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

          (b) The by laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the by laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

     SECTION 1.6 Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II.

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                                       2
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     SECTION 2.2 Cancellation of Parent Owned Stock. At the Effective Time, by
virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     SECTION 2.3 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 (the "Canceled Shares") and Dissenting Shares) shall be converted into a number (the "Conversion Number") of duly authorized, validly issued and nonassessable shares of Parent Common Stock (the "Merger Consideration") determined by dividing $23.09 by the average of the daily average per share high and low sales prices of one share of Parent Common Stock as reported on the Nasdaq National Market (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the 20 trading days ending on the third trading day prior to the Company Meeting (as defined in Section 5.3, so long as the Closing Date occurs within five business days of the Company Meeting or, if the Closing Date is more than five business days after the Company Meeting, the Closing Date) rounded to the nearest cent (the "Average Parent Price"), provided that (i) if the Average Parent Price is less than $21.00, the Conversion Number shall be 1.0995; and (ii) if the Average Parent Price is greater than $28.25, the Conversion Number shall be 0.8173; provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be adjusted correspondingly to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, all such shares of Company Common Stock (other than Dissenting Shares) shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     SECTION 2.4 Exchange of Certificates.

          (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 and cash in an amount required to be paid pursuant to Sections 2.4(d) and 2.4(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent, pursuant to irrevocable instructions, shall deliver, out of the Exchange Fund, to holders of Company Common Stock the Parent Common Stock contemplated to be issued pursuant to Section 2.3 (and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)) and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates

(the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Canceled Shares and Dissenting Shares) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

          (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f)) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

          (d)  Distributions with Respect to Unexchanged Shares of Parent
Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

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

          (f)  No Fractional Shares.

                    (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                    (ii) In lieu of the issuance of fractional shares, each holder of Company Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by shareholder) would otherwise be entitled by (B) the last sale price for a share of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day prior to the Closing Date.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall deliver, the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to
Section 2.4(d), upon due surrender of their shares of Company Stock (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity, to the extent permitted by applicable law, shall become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

          (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (i) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

          (j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Parent, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2(d).

          (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     SECTION 2.5 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and constituting "dissenting shares" (as defined in Section 1300 of the CGCL) ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.3 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Dissenting Shares thereupon shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest thereon. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served, pursuant to applicable law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the CGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of such demands.

     SECTION 2.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent (or Parent for any reason) shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(d).

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Letter"):

     SECTION 3.1 Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which such failure to be so qualified or to be in good standing in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Letter lists the locations of all offices of the Company or any of its Subsidiaries. The copies of the Company's Restated and Amended Articles of Incorporation and by laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for such jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company. The Company has made available to Parent a complete and correct copy of the charter and by laws or other organizational documents of each of the Subsidiaries, each as amended to the date hereof and each such document is in full force and effect. As used in this Agreement, "Subsidiary" means with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and one or more of its respective Subsidiaries.

     SECTION 3.2 Capital Stock. The authorized capital stock of the Company consists of 35,000,000 shares of the Company Common Stock. As of September 10, 1999, 4,677,869 shares of the Company Common Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options and other rights to receive or acquire an aggregate of 509,652 shares of the Company Common Stock pursuant to the 1987 Employee Share Option Scheme and the 1995 Stock Option Plan (together, the "Company Stock Plans") and the right to purchase up to 20,000 shares of the Company Common Stock pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan").

     Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in this Section 3.2, since March 31, 1999, no shares of the Company

Common Stock have been issued. The Company Disclosure Letter contains a list, which is complete and accurate, of each outstanding option or other right to purchase or acquire shares of the Company Common Stock under each of the Company Stock Plans and the Stock Purchase Plan, identifying the plan, the holder, date of grant, exercise or purchase price and number of shares of Company Common Stock subject thereto.

     SECTION 3.3 Corporate Authority Relative to this Agreement. No Violation.

          (a) The Company has full corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as defined in Section 5.3), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its shareholders and, subject to Section 5.10 hereof, to recommend to such shareholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto and subject to obtaining Company Shareholder Approval, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make would not in the aggregate have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of facts specifically pertaining to Parent or any of its Subsidiaries.

          (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Amended and Restated Articles of Incorporation or by laws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries, any law, ordinance, regulation, decree or order of any governmental body or authority to which the Company or any of its Subsidiaries is subject, any governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or
(iii) above, for any breach, violation, default, acceleration, creation or change that, in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Letter sets forth, a list of Contracts pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except for such consents or waivers the failure to obtain would not have in the aggregate a Material Adverse Effect on the Company.

     SECTION 3.4 Reports and Financial Statements. The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since April 1, 1997, including:

          (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the years ended March 31, 1998 and 1999;

          (b) the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1999;

          (c) each definitive proxy statement filed by the Company with the SEC since April 1, 1997;

          (d) each final prospectus filed by the Company with the SEC since April 1, 1997; and

          (e) all Current Reports on Form 8-K filed by the Company with the SEC since April 1, 1997.

     As of their respective dates, such reports, proxy statements, and prospectuses filed on or prior to the date hereof (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the immediately following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since April 1, 1997, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     SECTION 3.5 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability or obligation except
(i) liabilities or obligations reflected in any of the Company SEC Reports and
(ii) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Company.

     SECTION 3.6 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, decree or order of any governmental body or authority except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations necessary or appropriate for ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have, in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.7 Environmental Laws and Regulations. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries (i) has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are likely to prevent or interfere with such compliance in the future, (d) the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not have in the aggregate a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability.

     SECTION 3.8 Employees; No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. The Company Disclosure Letter includes a correct and complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), currently or within the six year period ending on the Closing Date, maintained or contributed to by the Company or its Subsidiaries and, except as described in the Company's SEC Reports, such plans have been, during the six year period ending on the Closing Date, in compliance with all applicable provisions of ERISA, the Code and any other applicable laws except for violations that would not in the aggregate have a Material Adverse Effect on the Company. None of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title 1, Part 4 of ERISA except for transactions (a) which are exempt under applicable law, regulations and administrative exemptions or (b) which in the aggregate would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The

Company has previously made available to Parent a true and correct copy of the Company's 401(k) plan as currently in effect, the three most recent Forms 5500, the related audit reports with respect to the 401(k) plan and the most recent 401(k) summary plan description. The Company, its Subsidiaries and any entity required to be aggregated with the Company or any of its Subsidiaries under Code
Section 414(b), (c), or (m) do not maintain or contribute to, and have not within the six-year period ending on the Closing Date, maintained or contributed to, any employee benefit pension plan which is subject to Section 302 or Title IV of ERISA. The Company's 401(k) plan is the only plan maintained or contributed to by the Company or its Subsidiaries that is intended to be qualified under Section 401(a) of the Code. The Company received a favorable determination letter from the Internal Revenue Service that the 401(k) plan, as in effect on October 11, 1995, satisfied the requirements of Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred subsequent to such date or otherwise with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have not received any notice from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement that the 401(k) plan is not so qualified. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries provide (or have made any commitment to provide) benefits to any employee following termination of employment under any "employee welfare benefit plan" as such term is defined in ERISA Section 3(1), other than continuation coverage required by ERISA Section 601. No such employee welfare benefit plan is funded through a "welfare benefit fund," as such term is defined in Code Section 419(e), or other funding mechanism, and each such plan may be amended or terminated without material liability to the Company at any time after the Closing Date.

     SECTION 3.9 Absence of Certain Changes or Events. Other than as disclosed in the Company SEC Reports since March 31, 1999, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since March 31, 1999, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

     SECTION 3.10 Investigations; Litigation. Except as disclosed in any of the Company SEC Reports:

          (a) no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor, to the Knowledge of the Company or any of its Subsidiaries, has any Governmental Entity notified the Company or any of its Subsidiaries of an intention to conduct the same; and

          (b) the Company Disclosure Letter lists all of the pending litigation of the Company and its Subsidiaries, as of the date of this Agreement, and there are no actions, suits or proceedings pending or, to the Company's Knowledge, threatened against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which could have in the aggregate a Material Adverse Effect on the Company.

     SECTION 3.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 3.12 Accounting and Tax Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Company has received written confirmation from PricewaterhouseCoopers LLP, a copy of which has been provided to Parent, that (a) PricewaterhouseCoopers LLP has undertaken a review of the Company and based upon the work undertaken to the date of such confirmation, and subject to the qualifications set forth therein, it is not aware of any items or transactions that would preclude the Company from accounting for the Merger as a pooling of interests and (b) attaching a draft of the letter (the "Company Pooling Opinion") that PricewaterhouseCoopers LLP would issue upon consummation of the Merger.

     SECTION 3.13 Taxes.

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not yet expired, and all Tax Returns filed were complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, in the aggregate, have a Material Adverse Effect on the Company; all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not in the aggregate, have a Material Adverse Effect on the Company; none of the Company, any Subsidiary of the Company or any Company Group currently is the beneficiary of any extension of time within which to file any Tax Return; there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and payable by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company; all assessments for Taxes due and payable by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group of corporations within the meaning of Section 1504, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 promulgated under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of a Tax, except for such agreements as would not have a Material Adverse Effect on the Company; and the Company and each of its Subsidiaries has complied with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company. The Company has provided Parent with written schedules of
(i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

          (b) Neither the Company nor any Subsidiary of the Company has distributed the stock of any corporation in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

          (c) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Company nor any Subsidiary of the Company files Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation in that jurisdiction. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

          (d) The Company and each of its Subsidiaries are not currently and have not been within the last five years a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. Neither the Company nor any Subsidiary of the Company has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

     SECTION 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair to the Company's shareholders from a financial point of view. A copy of the written opinion of CIBC World Markets Corp. will be delivered to Parent as soon as practicable after the date of this Agreement.

     SECTION 3.15 Required Vote of the Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the shareholders of the Company is required by law or the Amended and Restated Articles of Incorporation or by laws of the Company in order for the Company to consummate the Merger and the transactions contemplated hereby.

     SECTION 3.16 Insurance. The Company Disclosure Letter sets forth a true and complete list of the insurance policies or binders insuring the property, assets or liabilities of Company and its Subsidiaries as of the date of this Agreement. All such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent. There are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied liability. The Company and its Subsidiaries have complied with the provisions of such policies, there exist no claims under such insurance policies or binders with respect to any of the assets of the Company or its Subsidiaries that have not been properly and timely submitted by the Company or its Subsidiaries to their respective insurers, and there is no inaccuracy in any application for such policies or binders which would render such policies or binders invalid or unenforceable.

     SECTION 3.17 Property.

          (a) The Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any of its Subsidiaries (the "Real Property"). Except as set forth in the Company Disclosure Schedule, the Company or its Subsidiaries has good and marketable title to the Real Property, free and clear of all liens, claims, restrictions and encumbrances ("Encumbrances"), other than Encumbrances that do not and would not have a Material Adverse Effect.

          (b) The Company Disclosure Letter sets forth a correct and complete list (including the amount of rents called for and a description of the leased property) of all leases under which the Company or any Subsidiary is a lessee. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and none of them is in default in any material respect.

          (c) The Company Disclosure Letter sets forth a correct and complete list (including the location of each) as of the date of this Agreement of all capital equipment used or leased by the Company or any Subsidiary with book value exceeding $200,000.

     SECTION 3.18 Personnel; Labor Relations.

          (a) The Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of: (i) all employees, including for each his or her employee identification number or the last four digits of his or her social security number, such Person's title and the amount and nature of all compensation and benefits payable by the Company or any of its Subsidiaries to such Person; (ii) all employment, severance, bonus, profit sharing, incentive compensation and pension or retirement plans; stock purchase and stock option plans; all contracts or agreements with present or former directors, officers or employees; all consulting agreements, to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement; (iii) all group insurance programs in effect for employees of the Company and its Subsidiaries; and (iv) all accrued but unused vacation, holiday and sick-time on the account of each employee of the Company and its Subsidiaries. All material government filings, participant disclosure documents, contracts and operative plan documents related to the above obligations previously have been provided to Parent. Neither the Company nor any of its Subsidiaries is in default with respect to any of its obligations listed above.

          (b) The Company has made available to Parent all labor or collective bargaining agreements in effect as of the date of this Agreement which pertain to the employees of the Company and its Subsidiaries. The Company Disclosure Letter contains a correct and complete list of all pending complaints, charges or claims against the Company or any of its Subsidiaries filed as of the date of this Agreement with any public or Governmental Entity, arbitrator or courts, (x) based upon the employment or termination by the Company of any individual, (y) asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or (z) seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment (collectively "Company Labor Matters"). There is not any strike or other labor dispute involving the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, is there any activity involving any of their respective employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     SECTION 3.19 Intellectual Property.

          (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not have in the aggregate a Material Adverse Effect on the Company, and to the Knowledge of the Company, all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (b) Except as disclosed in Company SEC Reports filed prior to the date hereof or as would not have, in the aggregate, a Material Adverse Effect on the Company:

               (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

               (ii) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company or any of its Subsidiaries; or (III) Third-Party Intellectual Property Rights, as of the date of this Agreement, are pending or, to the Knowledge of the Company, are threatened by any Person;

               (iii) the Company does not Know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

               (iv) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

     SECTION 3.20 Material Contracts. All of the material Contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract, except for such breaches and defaults as in the aggregate have not had and will not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries. The Company Disclosure Letter contains a correct and complete list of each agreement or commitment providing for the expenditure by the Company or any of its Subsidiaries pursuant thereto of more than $200,000.

     SECTION 3.21 Suppliers and Customers. Since April 1, 1998, no material licensor, vendor, supplier or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Person has any intention to do so. The Company has not received written notice from any such material licensor, vendor, supplier or customer that consummation of the transactions contemplated hereby will adversely affect such relationships.

     SECTION 3.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by Company or any of its Subsidiaries or used or relied upon in the conduct of their respective businesses (including any such systems and other equipment supplied by others or with which the computer systems of Company or any of its Subsidiaries interface) has been completed. The testing of all such systems and other equipment as so reprogrammed has been completed. The costs to Company and its Subsidiaries that have not been recognized as of or by June 30, 1999 for such reprogramming and testing and for other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 will not have a Material Adverse Effect.


                                   ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, that except as set forth in the corresponding sections or subsections of the Parent Disclosure Letter delivered to the Company on the date hereof:

     SECTION 4.1 Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which the failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's certificate of incorporation, as amended, and by laws, as amended, and Merger Sub's certificate of incorporation and by laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except as set forth in the Parent Disclosure Letter. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

     SECTION 4.2 Capital Stock. The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, and 2,000,000 shares of Preferred Stock, par value $.01 per share. The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards will, when issued, be validly issued fully paid and non-assessable. As of August 1, 1999, 23,907,120 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of August 1, 1999, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire shares of Parent Common Stock pursuant to:

          (a)  employee stock purchase or option plans of Parent;

          (b) various other restricted stock awards to officers or employees of the Parent or the Parent's Subsidiaries; and

          (c) Parent's 6.00% Convertible Subordinated Notes due 2004, convertible into Parent Common Stock.

     SECTION 4.3 Corporate Authority Relative to this Agreement. No Violation.

          (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and, subject to receipt of Parent Shareholder Approval (as defined in Section 5.3), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub and, except for Parent Shareholder Approval, no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, and subject to the Parent Shareholder Approval, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act, the Exchange Act, the HSR Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub; provided that Parent makes no representation with respect to such of the foregoing as are required by reason or facts specifically pertaining to Company or any of its Subsidiaries.

          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the charter or by laws of Parent and Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any law, ordinance, regulation, decree or order of any governmental body or authority to which Parent or any of its Subsidiaries is subject or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

     SECTION 4.4 Reports and Financial Statements. Parent has delivered or made available to the Company true and complete copies of:

          (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended November 2, 1997 and November 1, 1998;

          (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended January 31, 1999, May 2, 1999 and August 1, 1999;

          (c) each definitive proxy statement filed by Parent with the SEC since November 2, 1997;

          (d) each final prospectus filed by Parent with the SEC since November 2, 1997; and

          (e) all Current Reports on Form 8-K filed by Parent with the SEC since November 2, 1997.

     As of their respective dates, such reports, proxy statements and prospectuses filed on or prior to the date hereof (collectively, "Parent SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since November 2, 1997, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     SECTION 4.5 No Undisclosed Liabilities. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

     SECTION 4.6 No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, decree or order of any governmental body or authority except (a) as described in any of the Parent SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

     SECTION 4.7 Environmental Laws and Regulations. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claims which, in the aggregate, would have a Material Adverse Effect on Parent;
(c) to the Knowledge of Parent, there are no circumstances that are likely to prevent or interfere with such material compliance in the future; and (d) the Parent and its Subsidiaries have not disposed of or released hazardous materials (at a concentration level which requires remedial action under any Environmental
Law) at any real property currently owned or leased by Parent or any Subsidiary or at any other real property, except for such disposals which, in the aggregate, would not have a Material Adverse Effect on Parent.

     SECTION 4.8 No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Parent SEC Reports, all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

     SECTION 4.9 Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since November 1, 1998, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

     SECTION 4.10 Investigations; Litigation. Except as disclosed in any of the Parent SEC Reports:

          (a) no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending, nor to the Knowledge of Parent, has any governmental body or authority notified Parent of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority which would in the aggregate have a Material Adverse Effect on Parent.

     SECTION 4.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to the Joint Proxy Statement in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

     SECTION 4.12 Accounting and Tax Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor, except as set forth in the Parent Disclosure Letter, does Parent have any Knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by the Agreement from qualifying as a "Reorganization" within the meaning of Section 368(a) of the Code. Parent has received written confirmation from Deloitte & Touche LLP that it has substantially completed its work, and that, based on the results of its procedures, subject to the assumptions and qualifications set forth therein, upon consummation of the Merger, Deloitte & Touche LLP would issue its report that nothing would preclude the Company from accounting for the Merger as a pooling-of-interests (the "Parent Pooling Opinion").

     SECTION 4.13 Tax Matters.

          (a) Except as disclosed in the Parent Disclosure Letter, all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "Parent Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not yet expired, and all Tax Returns were complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, in the aggregate, have a Material Adverse Effect on Parent; all Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, in the aggregate, have a Material Adverse Effect on Parent; there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent; all assessments for Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid; and neither the Parent nor any Subsidiary of the Parent (i) has been a member of an affiliated group of corporations within the meaning of Section 1504, other than the affiliated group of which the Parent is the common parent or (ii) has any liability for the Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Parent has provided the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

          (b) Each of the Parent, its Subsidiaries and any Parent Group have withheld and paid Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except to the extent any failure to so withhold would not, in the aggregate, have a Material Adverse Effect.

          (c) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Parent nor any Subsidiary of the Parent files Tax Returns that the Parent or any Subsidiary of the Parent is or may be subject to taxation in that jurisdiction.

          (d) The Parent and each of its Subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. Neither the Parent nor any Subsidiary of the Parent has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

     SECTION 4.14 Vote of Parent Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Meeting (provided that at least 50% of the outstanding shares of Parent Common Stock are actually voted) is required to approve the issuance of Parent Common Stock in the Merger.

     SECTION 4.15 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Banc of America Securities LLC dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair from a financial point of view to Parent. A copy of the written opinion of Banc of America Securities LLC will be delivered to the Company as soon as practicable after the date of this Agreement.

     SECTION 4.16 Material Contracts. All of the material Contracts of Parent and its Subsidiaries that are required to described in the Parent SEC Reports or to be filed as exhibits thereto are in the Parent SEC Reports or filed as exhibits thereto and are in full force and effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party is in breach of or in default under any such Contract except for breaches and defaults as in the aggregate that have not had and will not have a Material Adverse Effect on Parent.

                                   ARTICLE V.

                                    COVENANTS

     SECTION 5.1 Conduct of Business by the Company or Parent. Except as contemplated by this Agreement and in the Company Disclosure Letter or the Parent Disclosure Letter, or as necessary or appropriate to satisfy the obligations hereunder, prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

          (a)  The Company:

               (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

               (ii) shall, and shall cause each of its Subsidiaries to, consistent with past practice, (A) preserve intact its business organizations and goodwill, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain its existing relationships with suppliers, distributors, customers and others having business relationships with them;

               (iii) shall notify Parent promptly of (A) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority; (B) any actions, suits or proceeding initiated or threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or before any federal, state, local or foreign Governmental Entity which could have in the aggregate a Material Adverse Effect on the Company; (C) any complaint, charge or claim against the Company or any of its Subsidiaries filed with any public or governmental authority, arbitrator or courts with respect to Company Labor Matters or (D) any claims with respect to Company Intellectual Property Rights, any trade secret material to the Company or any of its Subsidiaries or Third Party Intellectual Property Rights which could have in the aggregate a Material Adverse Effect on the Company;

               (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock;

               (v) shall not, and shall not permit any of its Subsidiaries to, enter into any severance or similar agreements or arrangements (including by amendment of any existing agreement or arrangement) which would be triggered by the transactions contemplated hereby;

               (vi) shall not, other than in the ordinary course of business consistent with past practice, enter into any new written employment, consulting or salary continuation agreements with any officers or directors or any employees, or, other than increases in the ordinary course of business, grant any increases in the compensation or benefits to officers, directors, and employees;

               (vii) subject to Section 5.10, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

               (viii) shall not propose or adopt any amendments to its Amended and Restated Articles of Incorporation or by laws;

               (ix) shall not, and shall not permit any of its Subsidiaries to,
          (A) issue any shares of their capital stock, except upon exercise of rights outstanding at the date hereof under the Company Stock Plans or the Stock Purchase Plan or (B) effect any stock split or (C) otherwise change the capitalization of the Company as it existed on June 30, 1999 except as specifically provided herein;

               (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any additional, or amend or modify any existing, options, warrants, conversion rights or other rights, to acquire any shares of its capital stock;

               (xi) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock;

               (xii) shall not, and shall not permit any of its Subsidiaries to, amend the terms of their respective employee benefit plans, programs or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements except as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan;

               (xiii) shall not, and shall not permit any of its Subsidiaries to
          (A) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (B) amend any existing loan agreement or enter into any new loan agreement; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or
          (D) make any loans, advances or capital contributions in any other Person;

               (xiv) shall not, and shall not permit any of its Subsidiaries to, except with respect to agreements contemplated by or permitted pursuant to this Agreement, enter into any agreement, commitment or transaction (including, but not limited to, with respect to capital expenditures or purchase, sale or lease of assets or real estate) with aggregate consideration exceeding $250,000;

               (xv) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any shareholder who owns more than 5% of the outstanding capital stock of the Company;

               (xvi) shall not, and shall not permit any of its Subsidiaries to,
          (A) make any material Tax election or settle or compromise any material Tax liability or (B) make any significant change in any Tax as accounting methods or system of internal accounting controls, except as may be appropriate to conform to changes in Tax laws or GAAP;

               (xvii) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, or extend any collective bargaining or other labor agreement, except as required by law;

               (xviii) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

               (xix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (xviii) or take any action which would make any representation or warranty in Article III hereof untrue or incorrect.

          (b)  The Parent:

               (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, agreements with respect to any acquisition, incur indebtedness or to issue any debt or equity securities;

               (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

               (iii) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (i) and (ii) or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

     SECTION 5.2 Proxy Material; Registration Statement.

          (a) The Company and the Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use reasonable efforts to have cleared by the SEC and thereafter mail to their respective shareholders as promptly as practicable, a joint proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of each of the Company's and the Parent's shareholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and the Parent's shareholders, is herein called the "Joint Proxy Statement").

          (b) Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"). Such Registration Statement shall be used for the purposes of registering with the SEC the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement.

          (c) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and to comply with applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

     SECTION 5.3 Shareholders' Meeting. Each of the Company and the Parent shall, in accordance with applicable law and their respective articles of incorporation and by laws, duly call, give notice of, convene and hold a meeting (which, as may be duly adjourned, shall be referred to as the "Company Meeting" or the "Parent Meeting," as the case may be, and together as the "Meetings") of its respective shareholders as soon as practicable for the purpose of, approving by the holders of a majority of the outstanding shares of Company Common Stock this Agreement and the Merger (the "Company Shareholder Approval") and in the case of Parent, a majority of the outstanding shares of Parent Common Stock actually present and voting (the "Parent Shareholder Approval"). The Company and Parent agree to use their reasonable best efforts to cause the Meetings to occur within forty-five (45) days after the date on which the Registration Statement becomes effective. Each of the Company and Parent shall include in the Joint Proxy Statement the recommendation of its Board of Directors that shareholders vote in favor of the Company Shareholder Approval or the Parent Shareholder Approval, as the case may be; in each case subject to the duties of the respective Boards of Directors to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and, in the case of the Company, to the right to change such recommendation or terminate this Agreement following receipt of a Superior Proposal (as defined in Section 5.10).

     SECTION 5.4 Approvals and Consents; Cooperation.

          (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

               (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

               (ii) promptly prepare and file with the Nasdaq National Market such listing applications or other notices covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock;

               (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

               (iv) cooperate with one another in obtaining the opinions described in Section 6.1(e) of this Agreement.

          (b) Subject to the limitations contained herein, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

     SECTION 5.5 Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company and Parent each shall (and shall cause its Subsidiaries to), upon reasonable notice to an executive officer (as defined in the Confidentiality Agreements (which such term is defined in this Section 5.5)) of the other, afford to the other, and the other's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with its normal operations or of its Subsidiaries, to all its personnel, properties, books, contracts, commitments and records and of its Subsidiaries; provided that Company shall not be required to provide customer specific pricing information (other than any commitment for specific pricing for more than 360 days) and performance data.

          (b) During such period, the Company shall furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries pursuant to the requirements of applicable federal or state securities laws, (ii) a copy of all internally prepared interim financial statements, reports or memoranda and (iii) all other information concerning Company's business, financial results and conditions, properties and personnel as the Parent may reasonably request.

          (c)  No investigation or information furnished pursuant to this
Section 5.5 shall affect any representations or warranties made by the Company or the Parent herein or the conditions to the obligations of the Parent or the Company to consummate the Merger.

          (d) Parent and Company will keep all such information provided to it confidential in accordance with the terms of each of the Confidentiality Agreements, dated July 16, 1999, between the Parent and the Company (the "Confidentiality Agreements") the terms of which are incorporated herein by reference, as if such information were Evaluation Material (as such term is defined in each of the Confidentiality Agreements).

     SECTION 5.6 Affiliates. At least 45 days prior to the Effective Time, the Company shall deliver to Parent a list, setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 30 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A-1. The certificates representing Parent Common Stock received by such affiliates shall bear a customary legend. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

     SECTION 5.7 Rights Under Stock Plans.

          (a) Stock Options. Each outstanding option to purchase shares of Company Common Stock ("Option") granted under the Company's Stock Plans shall be assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions (including, without limitation, adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such assumed Option, provided that the number of shares of Parent Common Stock that may be purchased upon exercise of any such assumed Option shall not include any fractional share and, upon exercise of such assumed Option, a cash payment shall be made for any fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. From and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Company Stock Plans and the Stock Purchase Plan, as in effect immediately prior to the Effective Time, with respect to Options outstanding at the Effective Time. The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) or granted pursuant to the Stock Purchase Plan shall be in a manner consistent with Sections 422, 423 and 424 of the Code, as applicable.

          (b) Reservation and Registration of Shares. Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options in accordance with this Section 5.7. As soon as practicable, but in any event within ten Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) or shall cause such Options to be deemed to be issued pursuant to a Parent stock option plan for which shares of Parent Common Stock previously have been registered, and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as such Options remain outstanding.

     SECTION 5.8 Filings; Other Action.

          (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust, competition or communications laws with respect to the transactions contemplated hereby.

          (b)  Without limiting the generality of the undertakings pursuant to
Section 5.8 (a): (i) each of Parent and the Company shall provide promptly to the Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.8 (a)
(i) above, each of Parent and the Company shall file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) each of the Company and Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 5.8 (b); and (iv) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences.

             SECTION 5.9 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

             SECTION 5.10 Company Acquisition Proposals. In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement and in light of the Company's representations contained in Section 3.14, the Company agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Acquisition Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors from, at any time prior to the Company Shareholder Approval, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (x) no less favorable to the Company and (y) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement from the Company to Parent; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would create a reasonable possibility of a breach of their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), provided further that prior to initially furnishing such information to, or entering into discussions or negotiations with, such Person, the Company shall provide two (2) business days' advance written notice to Parent to the effect that it is furnishing information to, or entering into negotiations with, a Person. The Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals with respect to an Acquisition Proposal, within 24 hours after the Company obtains Knowledge of the receipt thereof, and shall give Parent five (5) business days' advance notice (which notice shall include the terms and conditions of such proposal) of the Company's intent to enter into a definitive agreement with respect to a Superior Proposal. Nothing contained herein shall prohibit the Company from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person that have been conducted heretofore with respect to a potential Acquisition Proposal. Except in connection with a Superior Proposal, the Company agrees to enforce and not to waive or release any confidentiality agreements which any persons have entered into with the Company.

     SECTION 5.11 Director and Officer Liability.

          (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Amended and Restated Articles of Incorporation or by laws shall survive the Merger and continue in full force and effect.

          (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who, at the Effective Date, are covered by the Company's officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the "Cap") and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

          (c) In addition to the other rights provided for in this Section 5.11 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "Indemnitees") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that the person to whom expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation; provided, however, that Parent shall not be liable for any settlement effected without its written consent.

          (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.11 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

     SECTION 5.12 Accountants' "Comfort" Letters. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     SECTION 5.13 Additional Reports. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and
4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

     SECTION 5.14 Tax Treatment; Plan of Reorganization. Parent and the Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable efforts to cause one or more of their responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the tax opinions described in Sections 6.2(f) and 6.3(d) hereof.

     SECTION 5.15 Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed upon by Parent and the Company. Unless otherwise required by applicable law or the requirements of any listing agreement with the Nasdaq Stock Market, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.16 Employee Plans and Benefits.

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

          (b) On or after the Effective Time, the Surviving Corporation and its Subsidiaries shall provide benefits, plans and programs to its employees which are no less favorable in the aggregate than those generally available to similarly situated employees in the same jurisdiction of Parent and its Subsidiaries. Nothing in this Agreement shall be construed as restricting the ability of Parent, the Surviving Corporation and Parent's Subsidiaries to establish such types and levels of compensation as they or any of them determine to be appropriate from time to time.

          (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility and vesting including, without limitation, for purposes of determining (i) short-term and long-term disability benefits; (ii) severance benefits; (iii) vacation benefits; and (iv) benefits under any retirement plan.

     SECTION 5.17 Sale of Shares by Parent. Parent, prior to the Effective Date, will sell shares of Parent Common Stock acquired by it within the two years preceding the Effective Date so that the accounting by the Parent of the business combination to be effected by the Merger as a "pooling of interests" will not be adversely affected.


                                   ARTICLE VI.

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

          (b) The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

          (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending), or, to the Knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith;

          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other consents and approvals (including any other consent or approval required pursuant to or in connection with the Antitrust Laws) of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect; and

          (e) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Plans shall have been authorized for trading in the NASDAQ National Market.

     SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of the Company contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time (except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date) and there shall not be any Material Adverse Change with respect to the Company which is not primarily the result of facts, circumstances or events affecting the photomask industry generally;

          (b) The Company shall have performed all obligations and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects;

          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to the effects set forth in subsections (a) and (b) above;

          (d) Parent shall have received, dated as of the Closing Date, the Company Pooling Opinion from PricewaterhouseCoopers LLP and the Company Pooling Opinion from Deloitte & Touche LLP;

          (e) Effective demands for payment of dissenters' rights by shareholders of the Company shall not equal or exceed five percent of the outstanding shares of the Company Common Stock; and

          (f) Parent shall have received a written opinion of its tax counsel, Paul, Hastings, Janofsky & Walker LLP, reasonably acceptable to Parent and dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

          (b) Parent shall have performed all obligations and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects;

          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its President, any member of the office of Chief Executive Officer, Chief Financial Officer or an Executive Vice President, certifying to the effects set forth in subsections (a) and (b) above; and

          (d) The Company shall have received a written opinion of its tax counsel, O'Melveny & Myers LLP, reasonably acceptable to the Company and dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of the Parent Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of the Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares or Dissenting Shares).


                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case continuing ten (10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by February 25, 2000;

          (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case continuing ten (10) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by February 25, 2000;

          (d) by either Parent or the Company (provided that the party seeking to so terminate this Agreement is not then in material breach of Section
     5.4 (a) (iii) or 5.8) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or filing or other action shall have become final and nonappealable;

          (e) by either Parent or the Company, if the Merger shall not have occurred by February 25, 2000, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

          (f) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof;

          (g) by either Parent or the Company (provided that if the terminating party is Parent, Parent shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of Parent required for the consummation of the merger shall not have been obtained by reason of the failure to obtain the required vote at the Parent Meeting or at any adjournment or postponement thereof;

          (h) by the Company, if, prior to approval of the Merger by its shareholders, a Superior Proposal has been made; provided, however, that before the Company may terminate this Agreement pursuant to this subsection
     7.1 (h), the Company shall give notice to Parent of the proposed termination under subsection 7.1 (h) (which notice may be the notice provided under Section 5.10) and Parent, within five (5) business days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within such five (5) business day period, the Company may terminate this Agreement pursuant to this subsection 7.1 (h);

          (i) by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger, (ii) recommends an Acquisition Proposal to Company shareholders or (iii) fails to call or hold the Company Meeting by reason of the receipt by the Company of an Acquisition Proposal; provided, that the parties agree that disclosure made by the Company regarding an Acquisition Proposal shall not, unless expressly stated, be treated as or deemed to be a withdrawal or adverse modification of any favorable recommendation of the Merger by the Board of Directors of the Company; or

          (j)  by the Company if the Average Parent Price is less than $16.00.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors, except as set forth in Section 5.5(d), Section
7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company or Parent; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires approval by the shareholders of the Company or Parent without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.5 Termination Fee.

          (a) In the event (i) the Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(b) or (i), then the Company shall pay Parent an amount equal to $3,640,000 (the "Termination Fee") by wire transfer of immediately available funds upon the occurrence of such event, and as a condition to termination in the case of termination pursuant to Section 7.1(h). The Termination Fee shall be the sole remedy of Parent for any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or of any representation or warranty of the Company that shall have become untrue.

          (b)  In the event (i) Company Shareholder Approval is not received,
(ii) prior to the Company Meeting there shall have been an Acquisition Proposal made and (iii) within six (6) months from the termination of the Agreement, the Company shall have entered into an agreement for, and within eighteen (18) months from such termination shall have consummated, a transaction substantially in the form proposed in such Acquisition Proposal with the party that made such Acquisition Proposal, then the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

          (c)  The Company agrees that the agreements contained in this Section
7.5 are an integral part of the transactions contemplated by this Agreement.


                                  ARTICLE VIII.

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a)  if to the Company, to:

               Align-Rite International Holdings, Inc.
               2428 Ontario Street
               Burbank, California 91504
               Attention:  Mr. James L. McDonald
          with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California 90071
               Attention:  Richard A. Boehmer, Esq.

          (b)  if to Parent or Merger Sub, to:

               PHOTRONICS, INC.
               1061 East Indiantown Road
               Jupiter, Florida  33477
               Attention:  Mr. Jeffrey P. Moonan

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               399 Park Avenue
               New York, New York  10022
               Attention:  Steven L. Wasserman, Esq.

     SECTION 8.3 Definitions. For purposes of this Agreement:

          (a) "Acquisition Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the voting securities of, or all or substantially all of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first person.

          (c) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          (d)  "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          (f) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (g) "Knowledge", "Know" or "Known" means, with respect to the matter in question, if any of the executive officers of the Company or its Subsidiaries listed on the Company Disclosure Letter, with respect to the Company and its Subsidiaries, or the executive officers of the Parent listed on the Parent Disclosure Letter, with respect to Parent and its Subsidiaries, has actual knowledge of such matter.

          (h) "Material Adverse Change" or "Material Adverse Effect" means, (i) any adverse change in or effect on the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole or (ii) any change or effect that has a material adverse effect on the ability of the Company, Merger Sub or Parent, as the case may be, to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          (i) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

          (j) "Tax" means any and all federal, state, local, foreign or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, tax or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, real property, personal property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, alternative or add-on minimum, ad valorem or value added.

          (k) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (l) The following additional terms are all defined in the following sections of this Agreement.

                                                                             SECTION
                                                                             -------
Agreement...................................................................Recitals
Average Parent Price.............................................................2.3
Canceled Shares..................................................................2.3
Cap..........................................................................5.11(b)
Certificate of Merger............................................................1.3
Certificates..................................................................2.4(b)
CGCL.............................................................................1.1
Closing..........................................................................1.2
Closing Date.....................................................................1.2
Company.....................................................................Recitals
Company Common Stock........................................................Recitals
Company Disclosure Letter................................................Article III
Company Group................................................................3.13(a)
Company Intellectual Property Rights.....................................3.19(a)(ii)
Company Labor Matters........................................................3.18(b)
Company Pooling Opinion.........................................................3.12

Company Required Approvals....................................................3.3(a)
Company SEC Reports..............................................................3.4
Company Shareholder Approval.....................................................5.3
Company Stock Plans..............................................................3.2
Company Meeting..................................................................5.3
Confidentiality Agreements.......................................................5.5
Contracts.....................................................................3.3(b)
Conversion Number................................................................2.3
Conveyance Taxes................................................................5.15
Costs........................................................................5.11(c)
Dissenting Shares................................................................2.5
Effective Time...................................................................1.3
Encumbrances.................................................................3.17(a)
Environmental Claims.............................................................3.7
Environmental Laws...............................................................3.7
ERISA............................................................................3.8
Exchange Act..................................................................3.3(a)
Exchange Agent................................................................2.4(a)
Exchange Fund.................................................................2.4(a)
GAAP.............................................................................3.4
Government Antitrust Entity...................................................5.8(b)
HSR Act.......................................................................3.3(a)
Indemnifiable Claim..........................................................5.11(c)
Indemnitees..................................................................5.11(c)
Joint Proxy Statement.........................................................5.2(a)
Meetings ........................................................................5.3
Merger......................................................................Recitals
Merger Consideration.............................................................2.3
Merger Sub..................................................................Recitals
Option........................................................................5.7(a)
Parent......................................................................Recitals
Parent Common Stock.........................................................Recitals
Parent Disclosure Letter..................................................Article IV
Parent Group.................................................................4.13(a)
Parent Meeting...................................................................5.3
Parent Pooling Opinion..........................................................4.12
Parent Required Approvals.....................................................4.3(a)
Parent SEC Reports...............................................................4.4
Parent Shareholder Approval.....................................................4.12
PBGC.............................................................................3.8
Person........................................................................8.3(j)
Real Property................................................................3.17(a)
Registration Statement........................................................5.2(b)
SEC...........................................................................3.4(a)
Securities Act................................................................3.3(a)
Stock Purchase Plan..............................................................3.2
Subsidiary.......................................................................3.1
Superior Proposal...............................................................5.10
Surviving Corporation............................................................1.1
Termination Fee...............................................................7.5(a)
Third-Party Intellectual Property Rights..................................3.19(b)(i)

Voting Agreement............................................................Recitals
Voting Shareholders.........................................................Recitals

     SECTION 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.5 Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreements shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.11 and 5.16, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable conflicts of law.

     SECTION 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in Los Angeles County in the State of California or in Los Angeles County in California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any such federal court or state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such federal or state courts.

     SECTION 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.10 Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.

     SECTION 8.11 Finders or Brokers. Except for CIBC World Markets Corp., with respect to the Company, and Banc of America Securities LLC, with respect to Parent, a copy of whose engagement agreements have been provided by the Company and Parent to the other, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        PHOTRONICS, INC.

                                        By:  /s/ MICHAEL J. YOMAZZO
                                             -----------------------------------
                                             Name:  Michael J. Yomazzo
                                             Title: Vice Chairman

                                        By:  /s/ JEFFREY P. MOONAN
                                             -----------------------------------
                                             Name:  Jeffrey P. Moonan
                                             Title: Executive Vice President
                                                    Finance and Administration



                                        AL ACQUISITION CORP.

                                        By:  /s/ MICHAEL J. YOMAZZO
                                             -----------------------------------
                                             Name:  Michael J. Yomazzo
                                             Title: President

                                        By:  /s/ JEFFREY P. MOONAN
                                             -----------------------------------
                                             Name:  Jeffrey P. Moonan
                                             Title: Vice President



                                        ALIGN-RIGHT INTERNATIONAL, INC.

                                        By:  /s/ JAMES L. Mac DONALD
                                             -----------------------------------
                                             Name:  James L. McDonald
                                             Title: Chairman of the Board,
                                                    Chief Executive Officer
                                                    and President

                                        By:  /s/ PETER N. KATURICH
                                             -----------------------------------
                                             Name:  Peter N. Katurich
                                             Title: Vice President of Finance,
                                                    Chief Financial Officer